UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2015 (March 31, 2015)

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.     Material Impairments

Transocean Ltd. (the "Company") announced that it intends to dispose of, in an environmentally responsible way, the following two rigs: GSF Aleutian Key and Sedco 707. These rigs are classified as held for sale. As a result of the Company’s decision to dispose of these two rigs, the Company has concluded that it expects its first quarter 2015 results to include an estimated non-cash charge ranging from $90 million to $110 million, net of taxes. The Company continues to evaluate the long-term competitiveness of its fleet and continues to note that additional rigs may be identified as candidates for disposal.

Statements regarding estimated non-cash charges, competitiveness of its fleet and additional rigs as candidates for disposal, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions and and are dependent upon other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 15, 2015, Transocean Ltd. (the “Company”) announced that Steven Newman and the Board of Directors of the Company mutually agreed to Mr. Newman stepping down as President and Chief Executive Officer of the Company, effective as of February 16, 2015. In addition, Mr. Newman also resigned as a member of the board of directors of the Company and from all other officer or director positions with the Company or its affiliates effective as of February 16, 2015. In connection with Mr. Newman’s separation, the Company entered into a separation agreement with Mr. Newman on March 31, 2015 (the “Separation Agreement”), which provides that Mr. Newman’s employment with Transocean Offshore Deepwater Drilling Inc., a subsidiary of the Company, will terminate effective May 31, 2015 (the “Termination Date”) and outlines the terms and conditions of his separation from the Company.

Pursuant to the Separation Agreement and consistent with the terms of the Company’s previously-disclosed Executive Severance Benefit Policy (as applicable to a “Convenience of the Company” termination, as defined in the policy), Mr. Newman will (i) continue to be paid at his current annual base salary rate of $1,250,000 through the Termination Date, (ii) receive a lump sum cash severance payment of $1,250,000, (iii) receive a lump sum cash payment of $651,402 in lieu of a 2015 bonus under the Company’s Performance Award and Cash Bonus Plan, and (iv) receive outplacement services not to exceed $62,500. In addition, Mr. Newman will be eligible to participate in the Company’s group health and dental plan at post-employment premium rates through November 30, 2016, consistent with the Company's practice for a U.S. employee working abroad. Mr. Newman will continue to be entitled to all expatriate allowances provided under his employment agreement through the Termination Date and the Company will provide repatriation benefits in accordance with its policy. The Separation Agreement also provides that Mr. Newman’s previously-granted deferred units, nonqualified stock options and contingent deferred units that remain outstanding as of the Termination Date will be treated as if Mr. Newman’s employment was terminated for the Convenience of the Company (as defined in and determined in accordance with the terms of the Company’s Long-Term Incentive Plan and the applicable award agreements). Any other amounts or benefits required to be paid to Mr. Newman under any Company benefit plan or program in which he participates as of the Termination Date, including, but not limited to, the Transocean Ltd. Pension Equalization Plan and the Transocean U.S. Supplemental Savings Plan, will be paid in accordance with the terms and conditions of such plans.

The foregoing compensation and benefits are being provided by the Company in exchange for Mr. Newman’s provision of (i) an irrevocable release and waiver of claims against the Company related to his employment, (ii) customary non-disparagement, confidentiality and cooperation covenants, and (iii) an agreement that he will not, during the remaining term of his employment and for a period of one year following the Termination Date, solicit customers or employees of the Company.

The foregoing summary of the Separation Agreement is qualified in its entirety by the provisions of the Separation Agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

The exhibit to this report furnished pursuant to item 9.01 is as follows:

Exhibit No.	Description

10.1	Separation Agreement, dated March 31, 2015, among Transocean Ltd., Transocean Offshore Deepwater Drilling Inc. and Steven Newman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2015	TRANSOCEAN LTD.

By: /s/ Jill S. Greene
Authorized Person

Index to Exhibits

Exhibit
Number	Description

10.1	Separation Agreement, dated March 31, 2015, among Transocean Ltd., Transocean Offshore Deepwater Drilling Inc. and Steven Newman.